PURCHASE AGREEMENT
              DeLisi's Italian Restaurant & Lounge
                    Brooklyn Park, Minnesota

This AGREEMENT, entered into effective as of the 13th of April, 2004.

l. PARTIES. Seller is AEI Real Estate Fund 86-A Limited Partnership, which owns an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Property"). Buyer is Charles E. Savitt and Scott A. Winer, and or their assigns. Seller wishes to sell and Buyer wishes to buy the Property.

2. PROPERTY. The Property to be sold to Buyer in this transaction consists of an undivided 100% percentage interest the Property. Seller is also conveying by Quit Claim Bill of Sale Seller's interest in any personalty on the Property, subject to the contingencies set forth below. See Exhibit B attached hereto, as to any personalty to be sold in connection with the Property.

3. PURCHASE PRICE. The purchase price for this percentage interest in the Property is $770,000, all cash.

4. TERMS. The purchase price for the Property will be paid by Buyer as follows:

(A). When this agreement is executed, Buyer will pay $25,000 (the "First Payment") to Seller, (which shall be deposited into escrow according to the terms hereof). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed. The First Payment shall be non-refundable except for Seller's failure to perform, or if Buyer shall terminate this Agreement pursuant to paragraph 6. Due Diligence below.

(B). Buyer will deposit the balance of the purchase price, $745,000 (the "Second Payment") into escrow in sufficient time to allow escrow to close on the closing date.

5.   CLOSING DATE. Escrow shall close on or before June 1, 2004.

6. DUE DILIGENCE. Buyer will have 30 days from the Effective Date of this Agreement (the "Review Period") to conduct all of its inspections and due diligence and satisfy itself regarding the Property and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property. Within ten days of the Effective Date of this Agreement (except as explained below, in Item A), Seller shall provide:

A.    One  copy  of a title insurance commitment for  an  Owner's
Title insurance policy (see paragraph 9 below), which Seller will deliver to Buyer as soon as a third party title insurance company provides to Seller.

B. A copy of a Certificate of Occupancy or other such document certifying completion and granting permission to permanently occupy the improvements on the Property as are in Seller's possession.

C.    A  copy  of an "as built" survey of the Property  completed
concurrent   with  Seller's  acquisition  of  the  Property,   if
available in Seller's possession.

D. A copy of any Phase I Environmental Report on the Property, if available in Seller's possession.

Buyer may cancel this agreement for ANY REASON in its sole discretion by delivering a cancellation notice, return receipt requested, to Seller and escrow holder before the expiration of the Review Period. Such notice shall be deemed effective only upon receipt by Seller. If this Agreement is not cancelled as set forth above, the First Payments shall be non-refundable unless Seller shall default hereunder.

If Buyer cancels this Agreement as permitted under this Section, except for any escrow cancellation fees and any liabilities under the first paragraph of Section 6 of this Agreement (which will survive), Seller (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its First Payment and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Seller or anyone else.

If this Agreement is not canceled and the First and Second Payments are made when required, all of Buyer's conditions and contingencies will be deemed satisfied. Unless this Agreement is canceled by Buyer pursuant to the terms hereof, if Buyer fails to make the Second Payment, Seller shall be entitled to retain the First Payment and Buyer irrevocably will be deemed to be in default under this Agreement. Seller then may, at its option, retain the First Payment and declare this Agreement null and void, in which event Buyer will be deemed to have canceled this Agreement and relinquish all rights in and to the Property, or Seller may exercise its rights under Section 15 hereof.

7. CONTINGENCIES. The former tenant of the Property being conveyed herein has filed a petition for relief under Chapter 7 of the U.S. Bankruptcy Code. The former tenant occupied the Property on a month-to-month tenancy. In order to convey title free and clear of any claims of the Chapter 7 Trustee, it will be necessary to receive an Order from the U.S. Bankruptcy Court allowing the Trustee to abandon any interest it may claim in the personal property or equipment being conveyed herewith. In order for Seller to convey whatever title Seller may have to this equipment, it will be necessary to obtain the release of the Trustee's interest therein.

This offer is subject to the receipt of the US Bankruptcy Court Chapter 7 Trustee's release of all rights to the equipment therein, and the removal of all liens against the Property, which Buyer and Seller both acknowledge. Any and all obligations of Seller to complete the sale of the Property to Buyer under this Agreement are contingent upon obtaining such releases. Seller shall use best efforts to obtain the necessary releases from the Trustee, but the same shall not obligate Seller to expend its funds in order to do so.

8. ESCROW. Escrow shall be opened by Seller and funds deposited in escrow upon acceptance of this Agreement by both parties. The escrow holder will be a nationally recognized escrow company selected by Seller. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties (and the parties agree to sign these additional instructions). If there is any conflict between these other instructions and this Agreement, this Agreement will control.

9. TITLE. Closing will be conditioned on the agreement of a title company selected by Seller to issue an Owner's policy of title insurance, dated as of the close of escrow, in an amount equal to the purchase price, insuring that Buyer will own insurable title to the Property subject only to: the title company's standard exceptions; current real property taxes and assessments; survey exceptions; all matters of public record; and other items disclosed to Buyer during the Review Period.

Buyer shall be allowed ten (10) business days after receipt of said commitment for examination and the making of any objections to marketability thereto, said objections to be made in writing or deemed waived. If any objections are so made, Seller shall be allowed sixty (60) days to cure such objections and make such title marketable or, in the alternative, to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to make title marketable, or is unable to make title marketable or obtain insurable title, (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's First Payment, if previously made, will be returned and this Agreement shall be null and void and of no further force and effect. Seller has no obligation to spend any funds or make any effort to satisfy Buyer's objections, if any.

Pending satisfaction of Buyer's objections, the payments hereunder required shall be postponed, but upon satisfaction of Buyer's objections and within ten (10) days after written notice to the Buyer of satisfaction of Buyer's objections, the parties shall perform this Agreement according to its terms.

10. CLOSING COSTS. Seller will pay one-half of escrow fees, the cost of the title commitment, and any brokerage commissions payable to broker's representing Seller, post closing. Seller will pay 3% of the purchase price as real estate commission to Hempel Properties, Inc. at closing in certified funds. If Buyer shall decide to purchase title insurance, then Buyer will pay the cost of obtaining a Standard Owners Title Insurance Policy in the full amount of the purchase price. Buyer will pay all recording fees, transfer taxes and clerk's fees imposed upon the recording of the deed, one-half of the escrow fees, and the cost of an update to the Survey in Sellers possession (if an update is required by Buyer.) Each party will pay its own attorney's fees and costs to document and close this transaction.

11.  REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND PRORATIONS.

(A). Unpaid real estate taxes and unpaid levied and pending special assessments existing on the date of Closing shall be the responsibility of Buyer, pro-rated, however, to the date of closing for the period prior to closing, which shall be the responsibility of Seller. Buyer shall likewise pay all taxes due and payable in the year after Closing and any unpaid installments of special assessments payable therewith and thereafter.

(B). All income and all operating expenses from the Property, if any, shall be prorated between the parties and adjusted by them as of the date of Closing. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the date of Closing. Buyer shall be entitled to all income earned and shall be responsible for all operating expenses of the Property incurred on and after the date of closing.

12.  SELLER'S REPRESENTATION AND AGREEMENTS.

(A). Seller represents and warrants as of this date that:

1. It is not aware of any pending litigation (other than the Chapter 7 Bankruptcy proceedings) or condemnation proceedings against the Property or Seller's interest in the Property.

2.    Seller is aware of certain mechanics liens on the Property.
Seller is working with United States Bankruptcy Trustee to cause these liens to be removed.

3. Seller is not aware of any contracts Seller has executed that would be binding on Seller after the closing date.

(B). Provided that Buyer performs its obligations as required, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Seller after the Closing Date without Buyer's prior consent, which will not be unreasonably withheld.

13.  DISCLOSURES.

(A) Seller has been an absentee landlord. Consequently, Seller has little, if any, knowledge of the physical characteristics of the Property.

Accordingly, except as otherwise specifically stated in the Agreement, Seller hereby disclaims any warranty, guaranty, or representation, oral or written, past, present, or future of, as to, or concerning (i) the nature and condition of the Property, including, without limitation, the water, soil, and geology, and the suitability thereof and of the Property for any and all activities and uses which Buyer may elect to conduct thereon;
(ii)except for the warranty of title contained in the Deed to be delivered by Seller at the closing, the nature and extent of any right of way, lease, possession, lien, encumbrance, license, reservation, condition,or otherwise, and (iii) the compliance of the Property or its operation with any laws, ordinances, or regulations of any government or other body.

(B) Buyer acknowledges and agrees that Buyer is not relying upon any representation or warranties made by Seller or Seller's Agent except those provided herein.

(C) Buyer acknowledges that,having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation ofthe Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer expressly acknowledges that, in consideration of the agreements of the Seller herein, except as otherwise specified herein, Seller makes no Warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, tenantability, suitability for commercial purposes, merchantability, profitability, or fitness for a particular purpose, in respect of the Property.

(D) BUYER AGREES THAT IT SHALL BE PURCHASING THE PROPERTY IN ITS THEN PRESENT CONDITION, AS IS, WHERE IS, AND SELLER HAS NO OBLIGATION TO CONSTRUCT OR REPAIR ANY IMPROVEMENTS THEREON, OR TO PERFORM ANY OTHER ACT REGARDING THE PROPERTY.WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ALSO AGREES THAT SELLER WILL HAVE NO LIABILITY OF ANY TYPE, DIRECT OR INDIRECT, TO BUYER OR BUYER'S SUCCESSORS, ASSIGNS, LENDERS OR AFFILIATES IN CONNECTION WITH ANY HAZARDOUS, TOXIC, DANGEROUS, FLAMMABLE, EXPLOSIVE OR CHEMICAL SUBSTANCES OF ANY TYPE (WHETHER OR NOT DEFINED AS SUCH UNDER ANY APPLICABLE LAWS) ON OR IN CONNECTION WITH THE PROPERTY EITHER BEFORE OR AFTER THE CLOSING DATE.

     The provisions (A) through (D) shall survive closing.

14.  CLOSING.

(A). Before the closing date, Seller will deposit into escrow an executed special warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, and a Quit Claim Bill of Sale as to the personal property, subject to the exceptions contained in paragraph 9 above.

(B). On or before the closing date, Buyer will deposit into escrow the balance of the Purchase Price when required under
Section 4 and any additional funds required of Buyer (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

(C). On the closing date, if escrow is ready to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.

15. DEFAULTS. If Buyer defaults, Buyer will forfeit all rights and claims and Seller will be relieved of all obligations and will be entitled to retain all monies heretofore paid by the Buyer. In addition, Seller shall retain all remedies available to Seller at law or in equity.

If Seller shall default, Buyer irrevocably waives any rights to file a lis pendens, a specific performance action or any other claim, action or proceeding of any type in connection with the Property or this or any other transaction involving the Property, and will not do anything to affect title to the Property or hinder, delay or prevent any other sale, lease or other transaction involving the Property (any and all of which will be null and void), unless: it has paid the First Payment, deposited the balance of the Second Payment for the Purchase Price into escrow, performed all of its other obligations and satisfied all conditions under this Agreement, and unconditionally notified Seller that it stands ready to tender full performance, purchase the Property and close escrow as per this Agreement, regardless of any alleged default or misconduct by Seller. Provided, however, that in no event shall Seller be liable for any actual, punitive, consequential or speculative damages arising out of any default by Seller hereunder.

16.  BUYER'S REPRESENTATIONS AND WARRANTIES.

(A). Buyer represents and warrants to Seller as follows:

(1). In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.
(2). Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.
(3). To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

17.  DAMAGES, DESTRUCTION AND EMINENT DOMAIN.

(A). If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 7 hereof have been satisfied, or waived; and
(ii) any ten-day period provided for above in this Subparagraph 17A for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

If the cost of repair is less than $10,000.00, Buyer shall be obligated to otherwise perform hereinunder with no adjustment to the Purchase Price, reduction or abatement, and Seller shall assign Seller's right, title and interest in and to all insurance proceeds pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

(B). If, prior to closing, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer's option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property.

In the event that this Agreement is terminated by Buyer as provided above in Subparagraph 17A or 17B, the First Payment shall be immediately returned to Buyer (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.)

18.  CANCELLATION

If any party elects to cancel this Contract because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Contract shall be cancelled unless the breach is cured within 13 days following the delivery of the notice to the escrow agent. Within three days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within the 13 days following the delivery of the notice to the escrow agent, this Contract shall be cancelled.

19.  MISCELLANEOUS.

(A). This Agreement may be amended only by written agreement signed by both Seller and Buyer and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

(B). If this escrow has not closed by June 1, 2004 through no fault of Seller, Seller may, at its election, extend the closing date or exercise any remedy available to it by law, including terminating this Agreement.
(C). Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

(D). All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

If to Seller:

AEI Real Estate Fund 86-A Limited Partnership
30 East Seventh Street
Suite 1300
St. Paul, MN 55101


If to Buyer:

Hempel Properties, Inc.
Attn:  Jon Hempel
4205 Lancaster Lane N. 105
Plymouth, MN 55441



When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller. Seller has five (5) business days from receipt within which to accept this offer.

This   Agreement  shall  be  governed  by,  and  interpreted   in
accordance with, the laws of the state of Minnesota.

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.


BUYER:                                  BUYER:

/s/ Scott A Winer                   /s/ Charles E Savitt

By: Scott a Winer                  By:  Charles E Savitt


SELLER:

AEI Real Estate Fund 86-A Limited Partnership, a Delaware limited partnership

By:  AEI Fund Management 86-A, Inc., a Minnesota corporation

By: /s/ Robert P Johnson
        Robert P. Johnson, its President






                            EXHIBIT A

                   Description of the Property

        Property Identification Number: 19-119-21-13-0026